ENGLISH TRANSLATION (FOR INFORMATION PURPOSES ONLY) OF FORM OF BY-LAWS (STATUTS)
              OF SPECIAL PURPOSE ENTITY (SOCIETE EN PARTICIPATION)
--------------------------------------------------------------------------------












                                   PARTNERSHIP

                          ("Societe en Participation")

BETWEEN:

o Dentsu, a company organized under the laws of Japan with its registered office at 1-8-1 Higashi-Shimbashi, Minato-ku, Tokyo 105-7001, Japan (hereafter "DENTSU");

                                                                On the one hand,
AND

o Madame Elisabeth Badinter, born on March 5, 1944 and residing at 38, rue Guynemer, 75005 Paris;

                                                               On the other hand
IN THE PRESENCE OF:

o Publicis, a societe anonyme with a capital of 78,118,930 euros, with its registered office at 133, avenue des Champs-Elysees, 75008 Paris, and registered at the Registre du Commerce de Paris under the number 542 080 601.

Madame Elisabeth Badinter and Dentsu being also individually defined as a "Party" and together as the "PARTIES".

WHEREAS:

The Parties are the two principal shareholders of Publicis and signatories of an agreement dated November 30, 2003, organizing their relations (the "AGREEMENT").

The Agreement provides, among other things, that the participation of Dentsu in Publicis may not exceed 15% of voting rights, the enjoyment ("JOUISSANCE") of shares of Publicis with voting rights that exceed such 15% threshold being required to be contributed to a partnership ("SOCIETE EN PARTICIPATION") of which Madame Badinter would be the Manager appointed pursuant to its articles.

The Parties have wished to establish the articles of the partnership.

THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 - FORM OF THE PARTNERSHIP
-----------------------------------

The partners have organized a partnership ("SOCIETE EN PARTICIPATION") (the "PARTNERSHIP") governed by the articles 1871 et seq. of the French Civil Code and by the present articles.

The Partnership will not constitute a legal entity. It will be disclosed to third parties, and in particular to Publicis, to which the transfer of the enjoyment of shares of Publicis by the Parties as determined pursuant to article 5 below is notified hereby.

The Parties will continue to own fully and individually all of their shares of Publicis, only the enjoyment of shares of Publicis as determined pursuant to article 5 below being transferred to the Partnership, it being understood that the Parties will continue to receive directly the income (including dividends, other distributions, preferential subscription rights and priority subscription period, liquidation surplus) with respect to shares of Publicis the enjoyment of which is contributed to the Partnership pursuant to article 5 below.

ARTICLE 2 - PURPOSE
-------------------

The purpose of the Partnership is to:

o exercise voting rights attached to shares of Publicis the enjoyment of which is contributed to it in accordance with article 5 below; and

o    take all actions necessary to achieve its purpose.

ARTICLE 3 - TERM
----------------

The term of the Partnership will commence on the date of the signature hereof and will end on the earlier of (i) the expiration of a ten-year period and (ii) the termination date of the Agreement, except in the event of extension or prior dissolution, decided by the partners unanimously.

ARTICLE 4 - NAME - REGISTERED OFFICE
------------------------------------

4.1   The Partnership will be called by the partners "SEP Dentsu-Badinter".

4.2 The registered office of the Partnership will be located at 133, Avenue des Champs Elysees - 75008 Paris.

ARTICLE 5 - CONTRIBUTIONS
-------------------------

5.1   Dentsu contributes to the Partnership, for the duration set forth in article 5.2, the enjoyment of 11.181.399 shares of Publicis it owns at the date hereof, which shares have, in the aggregate, 11.181.399 voting rights attached to them. In addition, Dentsu will contribute to the Partnership, for the duration set forth in article 5.2, the enjoyment of every share of Publicis it may hold and which would cause Dentsu to exceed the threshold of ownership of 15% of voting rights in violation of the Agreement.

Madame Badinter contributes to the Partnership, for the term thereof, the right to enjoyment of one share of Publicis.

For the purposes of these articles, the enjoyment of shares of Publicis contributed by the Parties will mean the enjoyment and exercise of voting rights attached to such shares at general meetings of shareholders, whether ordinary, extraordinary or mixed. It is hereby confirmed that each Party continues to own fully and individually all of shares of Publicis that it holds or may hold and that each Party continues to retain fully and individually all economic rights (including dividends, other distributions, preferential subscription rights and priority subscription period, liquidation surplus) with respect to each share of Publicis the enjoyment of which is contributed to the Partnership.

Each Party also contributes in cash the sum of 100 euros.

5.2 If, during the duration of the Partnership, Dentsu's shareholding in Publicis (excluding those shares as to which the right to enjoyment has been contributed to the Partnership), as reflected in a "Challenge Notice", or in an "Interim Basic Notice", as defined in the Agreement, entitles it to voting rights below 15% of the voting rights, the contribution of the right to enjoyment will immediately end only to the extent that it allows Dentsu to reach the threshold of ownership of 15% of voting rights in Publicis. In the event that any "Basic Notice," as defined in the Agreement, will specify that Dentsu's shareholding in Publicis (excluding those shares as to which the right to enjoyment has been contributed to the Partnership) entitles it to voting rights below 15% and no Challenge Notice has been issued in respect of such Basic Notice within the time limit set forth in the Agreement, the right to enjoyment will immediately end pursuant to the conditions described above on the basis of the information contained in such Basic Notice.

In addition, notwithstanding the paragraph above, and provided that Dentsu has complied with Section 5.6 of the Agreement, the right to enjoyment pertaining to the number of Publicis Shares as set forth in a Proposed Transfer Notice will immediately end on the last day of the period in which Madame Badinter or any of her Designee (as defined in the Agreement) shall have the right to notify an SEP Offer to Dentsu as provided in Section 5.6(b)(ii) of the Agreement.

The end of the contribution of rights to enjoyment will be binding on Publicis and on Madame Elisabeth Badinter each of whom will take all actions necessary to allow Dentsu to exercise immediately the voting rights so released.

ARTICLE 6 - INTERESTS
---------------------

The interests of the partners are represented, as between them, by interests proportionate to the number of shares of Publicis the enjoyment of which has been contributed pursuant to article 5 above.

The interests of the partners may not be represented by negotiable instruments. The rights of each partner result only from these articles, instruments that may modify the articles and valid transfers.

ARTICLE 7 - MANAGEMENT
----------------------

7.1 The Partnership will be managed by a (1) Manager (the "MANAGER"), appointed and dismissed unanimously by the Parties (including the Manager) on three months' notice.

7.2 The first Manager of the Partnership will be Madame Badinter, appointed for the term of the Partnership.

7.3   The compensation of the Manager will be fixed unanimously by the partners.

7.4 The Manager will manage the Partnership and among other things shall exercise the rights attached to the enjoyment of shares of Publicis contributed by the partners pursuant to article 5 above, in furtherance of its purpose and in compliance with the decisions of the partners and with applicable laws.

ARTICLE 8 - TRANSFER OF INTERESTS
---------------------------------

The transfer of interests in the Partnership must be authorized by the Manager, who may refuse without justification of motives.

A Party desiring to transfer its interests shall give to the Manager notice thereof. Such notice (the "TRANSFER NOTICE") shall specify:

o    the number of interests to be transferred (the "INTERESTS CONCERNED");

o the price or, if there is no consideration in cash for such transfer, the equivalent price and conditions of payment desired.

The Manager shall have a period of six (6) months from the date of the receipt of the Transfer Notice to notify to such Party her decision to accept or not the transfer.

Notwithstanding the above, the transfer of interests to the legal successors, and in the case of Dentsu, also to "PERMITTED DENTSU TRANSFEREES", as defined in, and in accordance with, the Agreement, shall not require authorization.

ARTICLE 9 - FINANCIAL STATEMENTS - ALLOCATION OF PROFITS
--------------------------------------------------------

9.1   The Partnership's accounts will be kept by the Manager.

The Manager will prepare the Partnership's balance sheet, the profit and loss statement and the notes thereto as of December of each year, and for the first time as of December 31, 2004. Such financial statements will be prepared within 2 months of the end of each period.

9.2 Such financial statements will be submitted for unanimous approval by partners.

9.3 The profits or losses as approved will be divided or assumed by the partners in proportion to their interests.

ARTICLE 10 - FINANCING OF THE PARTNERSHIP
-----------------------------------------

The Parties undertake at the Manager's request to contribute as working capital all amounts necessary for the financing of the Partnership's operations.

Such contributions will be made proportionately to the rights to profits and losses, up to an aggregate amount of (euro)4,000 per fiscal year.

ARTICLE 11 - LIQUIDATION
------------------------

At the expiration of the term provided by the article Term or in the event of prior dissolution the Manager will prepare the liquidation accounts of the Partnership.

The liquidation surplus, if any, or the allocation of possible losses, will follow the regulations provided for the allocation of profits.

ARTICLE 12 - MODIFICATIONS
--------------------------

These articles may be modified by the partners unanimously. Each modification shall be in writing and shall take effect only after such decision.

ARTICLE 13 - APPLICABLE LAW - LEGAL CAPACITY
--------------------------------------------

13.1  These articles are governed by French law.

13.2 All disputes arising between the partners as to the validity, interpretation or the execution of present articles will be referred to and finally settled by arbitration conducted in accordance with the Arbitration Rules of the London Court of International Arbitration (the "LCIA RULES") in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration will be Geneva, Switzerland. The arbitration will be conducted in the English language, provided that either Party may submit testimony or documentary evidence in the French or Japanese language if it furnishes, upon the request of the other Party, interpretation or translation, as the case may be, into English of any such testimony or documentary evidence.

The arbitration will be conducted by three arbitrators. The Party commencing the arbitration (the "CLAIMANT") and the other Party (the "RESPONDENT") will each nominate one arbitrator for appointment according to the procedure set forth in the LCIA Rules. The first two arbitrators so nominated will nominate a third arbitrator within 30 days after the nomination of the second arbitrator. When the third arbitrator has accepted the nomination, the two arbitrators making the nomination will promptly notify the Parties of the nomination. If the first two arbitrators appointed fail to nominate a third arbitrator or so to notify the Parties within the time period prescribed above, then the President of the Tribunal de Premiere Instance du Canton de Geneve will nominate the third arbitrator and will promptly notify the Parties of the nomination. The third arbitrator so-appointed will act as Chair of the arbitral tribunal.

The arbitral award will be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

13.3 Nothing in article 13.2 will be construed to prevent any Party from seeking from a court a temporary restraining order or other temporary or preliminary relief to preserve the status quo pending final resolution of a dispute, controversy or claim pursuant to article 13.2, or if such Party makes a good faith determination that a breach of these articles by another Party is such that a temporary restraining order or other temporary or preliminary relief is the only appropriate and adequate remedy at such time.

Executed in 6 duplicate originals, including one for registration.

Location: Paris

Date: September 24, 2004